Item 77C

a)	Special Meeting of Shareholders dated February 16, 2018.

c)
1.	Proposal: Permit the shareholders of Rydex ETF Trust,
 Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2 on behalf of their respective underlying series (each a Fund, and collectively, the Funds) to vote on a proposed Agreement and Plan of Reorganization that provides for the reorganization of each Fund into a corresponding, newly formed series of PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares Exchange-Traded Self-Indexed Fund Trust, or PowerShares Actively Managed Exchange-Traded Fund Trust.

2.	Proposal Voting Results:

MEETING HELD	  VOTING FUND NAME	                     OUTSTANDING SHARES

2/16/2018   Guggenheim Total Return Bond ETF	                 1,250,000
2/16/2018   Guggenheim U.S. Large Cap Optimized Volatility ETF	    50,000



# OF SHARES VOTED FOR	 # OF SHARES VOTED AGAINST  # OF SHARES VOTED ABSTAIN
   599,217                     8,035                     33,794
   46,347                      100                       100